Exhibit 12

                  Ratio of Earnings to Fixed Charges

                          Omnicom Group, Inc.
                  Ratio of Earnings to Fixed Charges
                           1995-2000 ($000s)

                                                           Years Ended December 31, :
                                          -------------------------------------------------------    Nine Months
                                            1995        1996       1997        1998                     Ended
                                             (A)         (A)        (A)         (A)        1999   September 30, 00
                                          --------    --------   ---------   ---------   -------- ----------------

Earning as defined:
Profit before tax as reported             $244,739    $299,312    $390,578   $521,797    $673,708      $658,789
Add: Dividends from affiliates              15,303      18,085      14,901     19,353      10,485         6,006
      Interest expense                      44,267      35,158      44,783     74,482      84,908        79,007
      Interest factor (re: rentals) (B)     57,793      68,544      80,890    103,829     113,861        98,738
                                          --------    --------    --------   --------    --------      --------
Total earnings                            $362,102    $421,099    $531,152   $719,461    $882,962      $842,540
                                          ========    ========    ========   ========    ========      ========
Fixed charges as defined:
Interest expense                            44,267      35,158      44,783     74,482      84,908        79,007
Interest factor (re: rentals) (B)           57,793      68,544      80,890    103,829     113,861        98,738
                                          --------    --------    --------   --------    --------      --------
Total fixed charges                       $102,060    $103,702    $125,673   $178,311    $198,769      $177,745
                                          ========    ========    ========   ========    ========      ========
Ratio of earnings to fixed charges            3.55        4.06        4.23       4.03        4.44          4.74
                                          ========    ========    ========   ========    ========      ========


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(A) All information  prior to 1999 has been restated to give effect to the accounting for the acquisition of Abbott Mead Vickers Group Limited in February 1999 under the pooling of interests method of accounting, as discussed in note 6 of the company's 1999 Form 10-K.

(B) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.